PRESS RELEASE

Clorox Reports Q1 Fiscal Year 2022 Results, Confirms Outlook

OAKLAND, California, Nov. 1, 2021 — The Clorox Company (NYSE: CLX) today reported results for the first quarter of fiscal year 2022, which ended on Sept. 30, 2021.

First-Quarter Fiscal 2022 Summary

Following is a summary of key first-quarter results. All comparisons are with the first quarter of fiscal year 2021 unless otherwise stated.

●	Net sales declined 6% to $1.8 billion in comparison to a 27% increase in the year-ago quarter, or an increase of 21% on a two-year stack basis. The decline in net sales reflects a 2-point decline in volume, 3 points of unfavorable price mix and 1 point of unfavorable foreign exchange. Organic sales[1] for the quarter declined 5%.

●	Gross margin decreased 1090 basis points to 37% from 48% in the year-ago quarter driven primarily by higher commodity, manufacturing and logistics costs.

●	Diluted net earnings per share (diluted EPS) declined 65% to $1.14 from $3.22 in the year-ago quarter, primarily driven by lower gross margin, lower net sales and a one-time, noncash remeasurement gain in the year-ago quarter related to the company's investment in the Kingdom of Saudi Arabia joint venture.

●	Adjusted EPS[2] declined 54% to $1.21 and excludes 7 cents related to investments in the company’s long-term strategic digital capabilities and productivity enhancements.

●	Net cash provided by operations for the first quarter declined 89% to $41 million, compared to $383 million in the year-ago quarter.

“We’re off to a solid start in fiscal year 2022 and saw stronger-than-anticipated demand across our portfolio, despite a challenging operating environment. We made meaningful progress on restoring supply — which contributed to holding or gaining market share in the vast majority of our businesses — and we’re pulling multiple levers to manage through this inflationary period. This includes pricing actions and stepping up our cost reduction initiatives, which will help us rebuild margins and create fuel to reinvest in the business,” said CEO Linda Rendle.

“Although the environment remains volatile and we expect cost pressures to persist, our first-quarter performance, coupled with the actions we’re taking, put us on track to meet our fiscal 2022 outlook. Importantly, we also remain focused on delivering against our strategic priorities to create long-term value for our stakeholders.”

This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.

_____________________

[1] Organic sales growth/(decrease) is a non-GAAP measure. See "Non-GAAP Financial Information" at the end of this press release, including the reconciliation of organic sales growth/(decrease) to net sales growth/(decrease), the most comparable GAAP measure.
[2] Adjusted EPS is a non-GAAP measure. See "Non-GAAP Financial Information" at the end of this press release, including the reconciliation of adjusted EPS to diluted EPS, the most comparable GAAP measure.

Strategic & Operational Highlights

In the first quarter, the company:

●	Made significant progress in restoring supply in the vast majority of its businesses and continued to focus on building supply chain resiliency.

●	Grew or held share across the vast majority of its businesses, with double-digit increases for disinfecting wipes and water filtration, driven by supply improvements and strong demand-building plans.

●	Advanced productivity and pricing actions to mitigate inflationary headwinds, announcing plans for pricing on about 50% of the company’s portfolio, most of which will take effect in November. The company also plans to pursue additional pricing actions through the end of fiscal 2022 that will encompass about 70% of its portfolio.

●	Launched new innovations that deliver superior consumer value, including Fresh Step® Outstretch, new Kingsford® Signature Flavor pellets, and Neocell® collagen powders and gummies.

●	Achieved an important ESG milestone with the approval of science-based targets, putting the company on a path to its target of net zero emissions across its value chain (Scopes 1, 2 and 3) by 2050 and advancing its commitment to climate action.

Key Segment Results

The following is a summary of key first-quarter results by reportable segment. All comparisons are with the first quarter of fiscal year 2021, unless otherwise stated.

Health and Wellness (Cleaning; Professional Products; Vitamins, Minerals and Supplements)

●	Net sales declined 8%, reflecting decreases in two of three businesses. The segment decline was driven by 7 points of unfavorable price mix, primarily in Cleaning, and a 1-point decrease in volume from lower shipments in Professional Products and Vitamins, Minerals and Supplements. On a two-year stack basis, net sales grew 20%.

○	Cleaning sales increased, driven by strong consumption fueled by COVID-19 Delta variant trends, back-to-school merchandising and increased supply. This increase was partially offset by unfavorable price mix primarily due to a return to a more normalized assortment, including Clorox® Disinfecting Wipes multipacks, and renewed merchandising.

○	Professional Products sales decreased double digits primarily due to lower shipments of Clorox® T360® as customers continued to work through high inventory levels.

○	Vitamins, Minerals and Supplements sales decreased by double digits as the company lapped record shipments to replenish retailer inventories following a supply disruption and the RenewLife® brand relaunch.

●	Segment pretax earnings declined 58% primarily due to unfavorable price mix and higher manufacturing, logistics and commodity costs.

Household (Bags and Wraps, Grilling, Cat Litter)

●	Net sales declined 12%, reflecting decreases in two of three businesses, primarily driven by an 8-point decline in volume from lower shipments in Grilling and Bags and Wraps and a 4-point decline from unfavorable price mix. On a two-year stack basis, net sales grew 27%.

○	Grilling sales decreased by double digits primarily due to lapping unprecedented demand and retailer inventory builds in the year-ago period.

○	Cat Litter sales increased by double digits driven by a shift in timing of merchandising in the club channel, innovation and continued strength in ecommerce.

○	Bags and Wraps sales decreased compared to significant demand in the year-ago period related to COVID-19 impacts.

●	Segment pretax earnings decreased 67%, primarily due to higher commodity costs and lower sales.

Lifestyle (Food, Water Filtration, Natural Personal Care)

●	Net sales increased 4%, reflecting increases in two of three businesses, primarily driven by a 5-point increase in volume from higher shipments in Water Filtration and Natural Personal Care and partially offset by a 1-point decline from unfavorable price mix. On a two-year stack basis, net sales grew 21%.

○	Food sales decreased compared to significant demand in the year-ago period related to COVID-19 impacts.

○	Water Filtration sales increased by double digits, primarily driven by strong back-to-college merchandising and continued strong demand.

○	Natural Personal Care sales increased by double digits, driven by higher consumption in key categories previously impacted by lower store traffic, increased back-to-school merchandising and early holiday shipments.

●	Segment pretax earnings decreased 9%, primarily due to higher commodity, manufacturing and logistics costs, and partially offset by higher sales.

International (Sales Outside the U.S.)

●	Net sales increased 1%, driven primarily by a 1-point decrease in volume, 4 points of favorable price mix and 2 points of unfavorable foreign exchange. Organic sales growth was 3%. On a two-year stack basis, net sales grew 19%.

●	Pretax earnings decreased 76% primarily due to the remeasurement gain in the year-ago quarter related to the company's investment in the Saudi joint venture, higher commodity, manufacturing and logistics costs, and partially offset by the benefit of pricing.

Fiscal Year 2022 Outlook

The company is confirming its fiscal year 2022 outlook, with the following elements:

●	Net sales decline of 2% to 6% (organic sales decline of 2% to 6%)

○	Reflects high single-digit sales decline in the first half primarily due to comparisons to 27% sales growth in the first half of fiscal year 2021 and the company’s continued expectation for moderating consumer demand.

○	In the second half of the fiscal year, the company continues to expect sales to return to the lower end of its long-term sales growth target of 3% to 5%.

●	Gross margin decline of 300 to 400 basis points, primarily due to higher commodity costs and manufacturing and logistics costs, with the assumption of a return to gross margin expansion in the fourth quarter.

●	Advertising and sales promotion spending at about 10% of net sales, reflecting the company’s ongoing commitment to invest behind its brands.

●	Selling & administrative expenses at about 15% of net sales, reflecting about 1 point of impact from the company’s strategic investments in digital capabilities and productivity enhancements.

●	Effective tax rate between 22% and 23%, with the year-over-year increase primarily reflecting the lapping of several one-time benefits in the prior fiscal year.

●	Diluted EPS between $5.05 and $5.35, or a decrease between 9% and 4%, respectively.

●	Adjusted EPS between $5.40 and $5.70, or a decrease between 26% and 21% respectively. The company’s adjusted EPS outlook excludes the long-term strategic investment in digital capabilities and productivity enhancements to provide greater visibility into the underlying operating performance of the business.

Clorox Updates Earnings Conference Call Schedule

At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks (in transcript and pre-recorded audio formats) of its first quarter fiscal year 2022 results to its website. The company will also host a live Q&A audio webcast with CEO Linda Rendle and Chief Financial Officer Kevin Jacobsen to discuss the results at 5:30 p.m. Eastern time today (and moving forward).

Links to the live (and archived) webcast, the press release and prepared remarks can be found at Clorox Quarterly Results.

For More Detailed Financial Information

Visit the company’s Quarterly Results for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●	Supplemental unaudited cash flow information and free cash flow reconciliation
●	Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT) and adjusted EBIT
●	Supplemental unaudited reconciliation of adjusted earnings per share

Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 9,000 employees worldwide and fiscal year 2021 sales of $7.3 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags and wraps; Kingsford® grilling products; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; and RenewLife®, Rainbow Light®, Natural Vitality CALM™, and NeoCell® vitamins, minerals and supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. More than 80% of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation's New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, included on the Barron's 2020 100 Most Sustainable Companies list, 2021 Bloomberg Gender-Equality Index, the Human Rights Campaign's 2021 Corporate Equality Index and the 2021 Parity.org Best Places for Women to Advance list, among others. In support of its communities, The Clorox Company and its foundations contributed about $20 million in combined cash grants, product donations and cause marketing in fiscal year 2021. For more information, visit TheCloroxCompany.com and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of governments, consumers, customers, suppliers, employees and the company, on our business, operations, employees, financial condition and results of operations, and any such forward-looking statements, whether concerning the COVID-19 pandemic or otherwise, involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to: intense competition in the company’s markets; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; the impact of COVID-19 on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any significant disruption to such systems; on the demand for the company’s products; and on worldwide, regional and local adverse economic conditions, including increased risk of inflation; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; risks related to supply chain issues and product shortages as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; risks relating to the significant increase in demand for disinfecting and other products due to the COVID-19 pandemic continuing; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions, especially at a time when a large number of the company’s employees are working remotely and accessing its technology infrastructure remotely; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; risks relating to acquisitions, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks and goodwill, in particular the impairment charges relating to the carrying value of the company’s Vitamins, Minerals and Supplements business; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; the company’s ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and compliance with regulations, or any material costs imposed by changes in regulation; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; the operations of the company and its suppliers being subject to disruption by events beyond the company’s control, including work stoppages, cyber-attacks, weather events or natural disasters, political instability or uncertainty, disease outbreaks or pandemics, such as COVID-19, and terrorism; risks related to international operations and international trade, including foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; inflationary pressures, particularly in Argentina; impact of the United Kingdom’s exit from the European Union; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; the ability of the company to implement and generate cost savings and efficiencies, and successfully implement its business strategies; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad business; the performance of strategic alliances and other business relationships; the company’s ability to attract and retain key personnel; the impact of Environmental, Social, and Governance issues, including those related to climate change and sustainability on our sales, operating costs or reputation; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company’s ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company’s indebtedness and credit rating on its business operations and financial results and the company’s ability to access capital markets and other funding sources; the company’s ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company’s bylaws.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

●	This press release contains non-GAAP financial information related to organic sales growth/(decrease) and adjusted EPS for the first quarter of fiscal year 2022, and organic sales growth/(decrease) and adjusted EPS outlook for fiscal year 2022.

●	Clorox defines organic sales growth/(decrease) as GAAP net sales growth/(decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.

●	Organic sales growth/(decrease) outlook for fiscal year 2022 excludes the impact of foreign currency exchange rate changes, which the company currently expects to have only a limited impact on GAAP net sales growth/(decrease).

●	Management believes that the presentation of organic sales growth/(decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth/(decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.

●	Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual.

●	Adjusted EPS is supplemental information that management uses to help evaluate the company's historical and prospective financial performance. Management believes that by adjusting for certain nonrecurring or unusual items, such as significant losses/(gains) related to acquisitions, impairment charges and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.

The following tables provide reconciliations of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease), the most comparable GAAP measure:

	Three Months Ended September 30, 2021
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(8)%	(12)%	4%	1%	(6)%
Add: Foreign Exchange	—	—	—	2	1
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(8)%	(12)%	4%	3%	(5)%

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS)
(Dollars in millions except per share data; shares in thousands)

	Diluted Earnings Per Share
	Three Months Ended September 30
	2022	2021	% Change
As reported (GAAP)	$1.14	$3.22	(65%)
Digital capabilities and productivity enhancements
investment (1)	0.07	-
Saudi JV acquisition gain (2)	-	(0.59)
As adjusted (Non-GAAP)	$1.21	$2.63	(54%)

	Full Year 2022 Outlook (Estimated Range)
	Diluted Earnings Per Share
	Low	High
As estimated (GAAP)	$5.05	$5.35
Digital capabilities and productivity enhancements
investment (3)	0.35	0.35
As adjusted (Non-GAAP)	$5.40	$5.70

(1) During the quarter ended September 31, 2021, the company incurred approximately $12 ($9 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.
(2) On July 9, 2020, the company increased its investment in each of the two entities comprising its joint venture in the Kingdom of Saudi Arabia (Saudi joint venture). As a result of this transaction, a noncash nonrecurring net gain was recognized of $82 ($76 after tax) in Other (income) expense, net in the quarter ended September 30, 2020, primarily due to the remeasurement of the carrying value of the company’s previously held equity investment to fair value.
(3) In FY22, the company expects to incur approximately $55 ($42 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.

Media Relations

Simone Strydom, simone.strydom@clorox.com
Aileen Zerrudo, aileen.zerrudo@clorox.com

Investor Relations

Lisah Burhan, lisah.burhan@clorox.com
Kerry Pohlson, kerry.pohlson@clorox.com

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share data

	Three Months Ended
	9/30/2021	9/30/2020
Net sales	$1,806	$1,916
Cost of products sold	1,136	996
Gross profit	670	920

Selling and administrative expenses	236	238
Advertising costs	182	179
Research and development costs	33	32
Interest expense	25	25
Other (income) expense, net	9	(80)
Earnings before income taxes	185	526
Income taxes	42	109
Net earnings	143	417
Less: Net earnings attributable to noncontrolling interests	1	2
Net earnings attributable to Clorox	$142	$415

Net earnings per share attributable to Clorox
Basic net earnings per share	$1.15	$3.28
Diluted net earnings per share	$1.14	$3.22

Weighted average shares outstanding (in thousands)
Basic	122,980	126,346
Diluted	124,042	128,729

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Earnings (losses) before income taxes
	Three Months Ended			Three Months Ended
	9/30/2021	9/30/2020	% Change(1)	9/30/2021	9/30/2020	% Change(1)
Health and Wellness	$745	$813	-8%	$105	$251	-58%
Household	442	500	-12%	36	109	-67%
Lifestyle	331	318	4%	93	102	-9%
International (2)	288	285	1%	30	124	-76%
Corporate	-	-	-	(79)	(60)	32%
Total	$1,806	$1,916	-6%	$185	$526	-65%

(1) Percentages based on rounded numbers.
(2) On July 9, 2020, the company increased its investment in each of the two entities comprising its joint venture in the Kingdom of Saudi Arabia (Saudi joint venture). As a result of this transaction, a noncash nonrecurring net gain was recognized of $82 ($76 after tax) in Other (income) expense, net in the quarter ended September 30, 2020, primarily due to the remeasurement of the carrying value of the company’s previously held equity investment to fair value.

Condensed Consolidated Balance Sheets
Dollars in millions

	9/30/2021	6/30/2021	9/30/2020
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$210	$319	$860
Receivables, net	654	604	685
Inventories, net	785	752	534
Prepaid expenses and other current assets	171	154	65
Total current assets	1,820	1,829	2,144
Property, plant and equipment, net	1,301	1,302	1,176
Operating lease right-of-use assets	310	332	281
Goodwill	1,566	1,575	1,793
Trademarks, net	691	693	786
Other intangible assets, net	218	225	265
Other assets	368	378	332
Total assets	$6,274	$6,334	$6,777

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$86	$-	$-
Current maturities of long-term debt	899	300	-
Current operating lease liabilities	72	81	64
Accounts payable and accrued liabilities	1,582	1,675	1,395
Income taxes payable	-	-	57
Total current liabilities	2,639	2,056	1,516
Long-term debt	1,885	2,484	2,781
Long-term operating lease liabilities	288	301	268
Other liabilities	846	834	797
Deferred income taxes	69	67	104
Total liabilities	5,727	5,742	5,466

Stockholders’ equity
Preferred stock	-	-	-
Common stock	131	131	159
Additional paid-in capital	1,166	1,186	1,146
Retained earnings	1,027	1,036	3,840
Treasury stock	(1,389)	(1,396)	(3,407)
Accumulated other comprehensive net (loss) income	(567)	(546)	(623)
Total Clorox stockholders’ equity	368	411	1,115
Noncontrolling interests	179	181	196
Total stockholders’ equity	547	592	1,311
Total liabilities and stockholders’ equity	$6,274	$6,334	$6,777